HOVERINK BIOTECHNOLOGIES, INC.

RESTRICTED STOCK GRANT AGREEMENT

___________, 2017

WHEREAS, the Board of Hoverink Biotechnologies, Inc., a Delaware Corporation (the “Company”), has determined that the grant of Restricted shares of the Company’s Common Stock to Cyrus Sajna , (the “Vice President”) in recognition and appreciation of services previously performed by the Vice President  on behalf of the Company is an effective means to align management interest with stockholder interests;

WHEREAS, the continued participation of the Vice President  is considered by the Company to be valuable to the Company’s growth; and:

WHEREAS, the Company is willing to grant, and the Vice President  named below is willing to accept, Restricted shares of the Company’s authorized Common Stock, par value $0.0001 per share, according to the terms and conditions contained herein.

1.

NOTICE OF GRANTS OF STOCK

Name: Cyrus Sajna , Vice President

You have been granted shares of Common Stock of the Company, on the following dates and in the following amounts, subject to the terms and conditions of this Agreement:

2.

AGREEMENT

a)

Issuance of  Shares . By signing below, Cyrus Sajna  hereby accepts from the Company, and in recognition and appreciation of but not as compensation for past services to the Company, the Company hereby issues to the Vice President  an aggregate of 8,200,000 which shall vest immediately for a total amount of 8,200,000 shares of Common Stock (the “Shares”), on the schedule set forth below. The Company will, promptly after execution of this Agreement, issue a certificate representing the Share registered in the name of the Vice President  or as directed by the Vice President. Alternatively, upon request by the Vice President, the Company will work with its transfer agent to have the Shares delivered electronically to a brokerage account of the Vice President. In return, the Vice President  will deliver to the Company an executed counterpart of this Agreement.

b)

Vesting . 8,200,000 Shares shall be fully vested upon issuance to the Vice President.

Dates of Grant Total

Number of Shares of Stock

_______          , 2017

8,200,000        Par Value $ .0001

TOTAL    8,200,000 Shares of Common Stock

3.

Definitions . As used herein, the following definitions will apply:

a)

“Board” means the Board of the Company or any committee of an individual or individuals that has been designated by the Board to administer this Agreement.

b)

“Common Stock” means the Common Stock of the Company, par value $0.0001 per share.

c)

“Securities Act” means the Securities Act of 1933, as amended.

4.

Withholding of Taxes . By signing below, Cyrus Sajna , acknowledges that the issuance of the Shares on the schedule set forth above may constitute compensation or have other taxable consequences to the Vice President, and that grants will be treated as supplemental wages and be added to the Vice President’s W-2 Form. The Company will be responsible for payment of its portion of any applicable Social Security and Medicare taxes relating to the Shares, and the Vice President  will be responsible for payment of his or her portion. The Vice President  acknowledges and agrees that the Shares are subject to appropriate income tax withholding, and that the Vice President  shall be responsible for any liability for any federal, state or local income taxes required by law to be withheld with respect to such Shares (the “Withholding Taxes”).

5.

Tax Consequences . In addition to the acknowledgement above in Section 4, the Vice President  represents and warrants that he or she has reviewed with his or her own tax and financial advisors the federal, state, local, and foreign tax consequences of this investment and the transactions contemplated by this Agreement (including, without limitation, the withholding provisions of Section 4 of this Agreement). The Vice President  is relying solely on such tax and financial advisors and not any statements or representations of the Company or any agent of or legal, tax, or financial advisor to the Company. The Vice President  understands that he or she (and not the Company) shall be responsible for the Vice President’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

6.

Additional Actions . The parties shall execute such further instruments and take such further action as may reasonably be necessary to carry out the intent of this Agreement.

7.

Rights as Shareholder . The Vice President  shall be the record owner of the Shares until or unless such shares are sold or transferred, and as record owner shall be entitled to all rights of a common stockholder of the Company, including, without limitation, voting rights with respect to the Shares, and the Vice President  shall receive, if and when paid, any dividends on all of the Shares granted hereunder as to which the Vice President  is the record holder on the applicable record date.

8.

General Provisions .

a)

This Agreement will be governed by the internal substantive laws, of Delaware. This Agreement represents the entire agreement between the parties with respect to the issuance of the Shares to the Vice President.

b)

Any notice, demand or request required or permitted to be given by either the Company or the Vice President  pursuant to the terms of this Agreement will be in writing and will be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties at the addresses of the parties set forth at the end of this Agreement or such other address as a party may request by notifying the other in writing.

c)

The rights of the Company under this Agreement will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

d)

Either party’s failure to enforce any provision of this Agreement will not in any way be construed as a waiver of any such provision, nor prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted both parties hereunder are cumulative and will not constitute a waiver of either party’s right to assert any other legal remedy available to it.

e)

The Vice President  agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

f)

THE VICE PRESIDENT  ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREUNDER DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN VICE PRESIDENT  FOR ANY PERIOD OR AT ALL, AND SHALL NOT INTERFERE WITH VICE PRESIDENT’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE VICE PRESIDENT’S EMPLOYMENT WITH THE COMPANY AT ANY TIME, WITH OR WITHOUT CAUSE.

9.

Entire Agreement . By the Vice President’s signature below, the Vice President  represents that he or she is familiar with the terms and provisions of this Agreement and hereby accepts it subject to all of the terms and provisions hereof. The Vice President  has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of this Agreement. The Vice President  agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under this Agreement. The Vice President  further agrees to notify the Company upon any change in the residence indicated below.

IN WITNESS WHEREOF, this Stock Grant Agreement is deemed made as of the date first set forth above.

Vice President

Dated The _______ Day Of ___________, Two Thousand _______

____________________________
Cyrus Sajna , Vice President

Hoverink Biotechnologies, Inc.